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                                                                   EXHIBIT 10.16

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                        SETTLEMENT, RELEASE, COVENANT NOT
                   TO SUE, WAIVER AND NON-DISCLOSURE AGREEMENT

      WHEREAS, ANDRE F.H. VILLENEUVE, individually and on behalf of all his successors, heirs, beneficiaries, Estate, executors, administrators, legal representatives, and assigns (hereinafter referred to collectively as "Villeneuve"), and INSTINET GROUP INCORPORATED, on behalf of its parents, subsidiaries divisions and affiliates, and their respective predecessors, successors, assigns, representatives, officers, directors, shareholders, agents, employees and attorneys (hereinafter referred to collectively as "Instinet"), have reached agreement with respect to all matters arising out of Villeneuve's employment with Instinet and the termination thereof;

      NOW, THEREFORE, in consideration of the mutual convenants and undertakings set forth herein, Villeneuve and Instinet agree as follows:

      1. Termination of Employment. By mutual agreement between the parties, and due to Villeneuve's desire to retire, Villeneuve's employment with Instinet shall terminate on December 31, 2002 ("Termination Date"). Through the Termination Date, Instinet will continue to pay Villeneuve at his current base salary, with continuation of Instinet's benefit programs through such date.

      2. Separation Payments and Benefits. Instinet will pay Villeneuve (or in the case of his death, to his spouse if living at the time payments are due, and if not, then to his Estate) the amounts described below, subject to the provisions of this Agreement. The payments to be provided by this paragraph are in place of, and not in addition to, payments Villeneuve would otherwise be entitled to pursuant to any policy or practice of Instinet. All payments made pursuant to this paragraph will be reduced by any and all applicable payroll deductions including, but not limited to, federal, state and local tax withholdings.


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            (a) Severance Payments. Villeneuve will be entitled to receive severance payments for a 23 month period (the "Severance Period") at the rate of $600,000 per annum from the Termination Date through November 30, 2004. During the Severance Period, Villeneuve will be eligible to continue his current health and dental coverage for himself and his family, under the same terms as he now enjoys those benefits or pursuant to the same terms offered to senior executives of Instinet if the current terms are changed, but will not be eligible for life insurance, 401(k) contributions, long-term disability insurance or any other perquisites or benefits.

            (b) Pro Rata Bonus. Within five business days following the date annual bonuses for fiscal year 2002 are actually paid by Instinet to its active employees but no later than February 28, 2003 whether or not any bonus is paid to any active employee for fiscal year 2002 (the "Bonus Payment Date"), Instinet will pay Villeneuve $396,000 as a pro rata bonus for fiscal year 2002.

            (c) 192% of Average Annual Bonus. Within five business days following the Bonus Payment Date, Instinet will pay Villeneuve $861,120 as an additional bonus payment.

            (d) Restricted Stock Units ("RSUs"). By or before March 31, 2003, Instinet will cause the 6,101 RSUs (reduced by a number of shares, the fair market value of which is sufficient to satisfy the applicable withholding taxes) held by Instinet for benefit of Villeneuve to be converted into an equal number of shares of Instinet common stock and to be delivered out in accordance with appropriate instructions to be provided by Villeneuve.

            (e) New York Apartment. Instinet agrees that Villeneuve may continue to use his New York City apartment (and will continue to receive the relevant $25,000 per month net cost (excluding taxes and other required withholdings) housing allowance


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related thereto) until January 31, 2003, by which date Villeneuve and his family will have vacated the apartment. Villeneuve's housing allowance will also terminate on January 31, 2003. Instinet will be responsible for the reasonable cleaning costs for the apartment once it has been vacated.

            (f) Relocation Expenses. Instinet agrees to pay for (i) reasonable travel costs and hotel expenses in January 2003 for Villeneuve and his family to make up to two trips from the United Kingdom to New York to prepare for his relocation and (ii) reasonable shipping, storage (not to exceed 30 days) and relocation expenses incurred in Villeneuve's move from New York to the United Kingdom.

            (g) Other Perquisites. Villeneuve agrees that all other additional allowances and executive perquisites (including but not limited to his foreign service supplement and his automobile allowance), except those specified in this Agreement, will terminate on his Termination Date.

      3. Return of Instinet Property. Villeneuve agrees to return to Instinet by no later than January 31, 2003 any and all property (including but not limited to files, records, computer software, computer access codes, home computers, cellular phones, fax machines, company IDs, business credit cards, proprietary and confidential information) which belongs to Instinet, and shall not retain any copies, duplicates or excerpts thereof, except Villeneuve may maintain his personal computer and fax machine located in his London residence and his palm pilot.

      4. Instinet Options. Villeneuve agrees that any options awarded to him under Instinet 2000 Stock Option Plans (the "Plan") will be treated as provided in the Plan and the relevant option agreements. Instinet agrees and acknowledges that Villeneuve satisfies the requirements of a "Qualifying Retirement" for purposes of the Plan.


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      5. Full Satisfaction.

      A. Villeneuve, by entering into this Agreement, accepts the benefits to be conferred on him hereunder in full and complete satisfaction of any and all asserted and unasserted claims of any kind or description against Instinet as of the date of this Agreement, including, but not limited to, claims arising under any federal, state and local fair employment practice law, workers' compensation law, and any other employee relations statute, executive order, law and ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act, the Americans With Disabilities Act of 1990, as amended, the Civil Rights Acts of 1866 and 1871, and, except as otherwise expressly set forth herein, of any other duty and/or other employment related obligation (all of which are hereinafter referred to as "employment relations laws") as well as any claims arising from tort, tortious course of conduct, contract (including without limitation any claims arising under Villeneuve's Employment Agreement dated September 16, 2002, his United Kingdom Service Agreement dated April 30, 2001, as amended on September 16, 2002, any other employment contract, service agreement, offer letter or secondment letter), obligations of "good faith," public policy, statute, common law, equity, and all claims for wages and benefits, monetary and equitable relief, punitive and compensatory relief, and attorneys' fees and costs.

      B. Instinet, by entering into this Agreement, accepts the promises and waivers made by Villeneuve in this Agreement in full satisfaction of any and all possible claims of any kind or description against Villeneuve as of the date of this Agreement.

      6. Mutual Releases


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      A. Release By Villeneuve. Villeneuve acknowledges that certain payments provided for in this Agreement are in excess of the amount that Villeneuve would otherwise be entitled to receive and that Instinet has no obligation to enter into this Agreement. In consideration thereof, Villeneuve releases and discharges Instinet from any and all liability, and waives any and all rights of any kind and description that he has or may have against Instinet as of the date of this Agreement, including, but not limited to, any asserted and unasserted claims arising from any employment relations laws, tort, tortious course of conduct, contract (including without limitation any claims arising under Villeneuve's Employment Agreement dated September 16, 2002, his United Kingdom Service Agreement dated April 30, 2001, as amended on September 16, 2002, any other employment contract, service agreement, offer letter or secondment letter), public policy, statute, common law, and equity, and claims for wages and benefits, monetary and equitable relief, punitive and compensatory relief, and attorneys' fees and costs. The foregoing notwithstanding, Villeneuve's release and waiver do not apply to: (a) his rights arising out of this Agreement; (b) any rights that Villeneuve and any covered dependents may have to purchase health benefit continuation coverage under federal law commonly known as COBRA; (c) any accrued and vested payouts or benefits under Instinet qualified benefit plans; or (d) any rights that Villeneuve may have to indemnification by Instinet which shall be the same as active employees and directors of Instinet (including indemnification under Instinet's general corporate indemnity) for acts undertaken by Villeneuve within the scope of his duties while employed at Instinet.

      (B) Release By Instinet. Instinet releases and discharges Villeneuve from any and all liability, and waives any and all rights of any kind and description that it has or may have against Villeneuve, known or unknown, as of the date of this Agreement, other than rights under this Agreement or arising as a result of any criminal act of Villeneuve.


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      7. Non-Competition Covenant. Villeneuve agrees that he will not, through
November 30, 2004, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any business which shall provide securities brokerage or financial services through the Internet or any similar medium of electronic commerce (including without limitation the business of an ECN, ATS or their equivalent), from an operational base located anywhere within the United States. This Section shall not, however:
(i) prevent Villeneuve from being employed by an entity that is in such competitive business, provided that Villeneuve is not personally involved in the day-to-day activities of such entity in such area; nor (ii) prevent Villeneuve from consulting for an entity or industry association that competes with Instinet, provided that Villeneuve does not consult with that portion of the entity or trade association that competes with Instinet.

      8. Non-Solicitation Covenant. Villeneuve further agrees that he will not
(i) through November 30, 2004, directly or indirectly solicit any employee of Instinet to leave the employ of Instinet, or otherwise interfere with the relationship of Instinet or any of its Affiliates with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for Instinet or any of its Affiliates at any time during which Villeneuve was employed by Instinet; or (ii) through November 30, 2004, directly or indirectly solicit or initiate contact with any Instinet client to transact with any other company business in which Instinet is engaged, including but not limited to institutional equities, order-matching, clearing and after-hours trading, or to reduce or refrain from doing any business with Instinet. The term "client" means any client of Instinet with whom Villeneuve had personal contact, or for whom he personally transacted business, or whose identity became known to him in connection with his relationship with or employment by Instinet.


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      9. Non-Disparagement. Villeneuve and Instinet each agree that except, for truthful statements in any proceeding to enforce this Agreement or pursuant to a valid Subpoena or Court Order, neither will make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the other or, with respect to Instinet, any of its affiliates or any other entity or person within Instinet or its affiliates, any of their affairs or operations, or the reputations of any of their past or present officers, directors, agents, representatives and employees.

      10. Unauthorized Disclosure. Without the prior written consent of Instinet, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Villeneuve shall use his best efforts to consult with Instinet prior to responding to any such order or subpoena, Villeneuve shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, programs, software, protocols, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (a) relating to Instinet or any of its Affiliates or (b) that Instinet or any of its Affiliates may receive belonging to suppliers, customers or others who do business with Instinet or any of its Affiliates (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Villeneuve's breach of this Section ).

      11. Rights To Intellectual Property. Villeneuve acknowledges and agrees that Instinet is the sole and exclusive owner of all right, title and interest in and to all trademarks, copyrights and all other rights in and to all software, computer programs,


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works of authorship, writings (whether or not copyrightable), inventions
(whether or not patentable), discoveries, methods, improvements, processes, ideas, systems, know-how, data, and any other intellectual creations of any nature whatsoever that Villeneuve developed, or assisted in the development of, in the course of his employment by Instinet (collectively, the "Instinet Intellectual Property"). All Instinet Intellectual Property is deemed to be "work made for hire" pursuant to the United States Copyright Act of 1976 (the "Act") and Instinet thereby owns all right, title and interest in all Instinet Intellectual Property. To the extent that the Instinet Intellectual Property or any part thereof is deemed by any court of competent jurisdiction or any governmental or regulatory agency not to be a "work made for hire" within the meaning of the Act, the provisions of this section will still control and, for the consideration set forth herein, Villeneuve hereby irrevocably and absolutely assigns, sets over and grants to Instinet the Instinet Intellectual Property and all of his rights therein. Villeneuve further agrees to deliver or execute such documents and to do or refrain from doing such acts as Instinet or its nominee may reasonably request to protect its rights in the Instinet Intellectual Property.

      12. Consultation and Cooperation By Villeneuve. Villeneuve agrees to make himself reasonably available to Instinet during the Severance Period, at mutually agreed times and places, to respond to requests by Instinet for information concerning facts or events relating to Instinet that may be within his knowledge. Villeneuve will cooperate fully with Instinet in connection with any or all future litigation or regulatory proceedings brought by or against Instinet to the extent Instinet reasonably deems Villeneuve's cooperation either necessary or helpful. In the event that Instinet requires Villeneuve's cooperation, Instinet agrees to pay any of Villeneuve's reasonable expenses in providing such cooperation (such as travel and accommodations).

      13. Change in Control. Instinet agrees that, should it experience a change of control (whether through acquisition of a controlling interest by a new owner or group of


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owners or otherwise), it will undertake to ensure that any successor entity shall become contractually responsible for Instinet's obligations hereunder. Should Instinet fail in its efforts to obtain agreement from the successor entity to assume Instinet's obligations hereunder, all remaining cash benefits and restricted stock obligations owed to Villeneuve by Instinet will become immediately due and payable in full.

      14. No Admission of Liability. By entering into this Agreement, the parties do not admit to any liability, wrongdoing, breach of any contract, commission of any tort or the violation of any statute or law alleged by the other to have been violated or otherwise.

      15. Entire Agreement and Severability. This Agreement constitutes the complete settlement of all issues and disputes existing between Villeneuve and Instinet as of the date hereof, and may not be modified except by a suitable writing signed by both Villeneuve and Instinet. This Agreement has been entered into by Villeneuve and Instinet voluntarily, knowingly, and upon advice of counsel. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

      16. Injunctive Relief. Villeneuve and Instinet each acknowledge that a violation on the part of the other of this Agreement, including in particular violation of the provisions of paragraphs 7, 8, 9 and 10 would cause irreparable damage to the other party. Accordingly, Villeneuve and Instinet each agree that the other party is entitled to injunctive relief from any court of competent jurisdiction for any actual or threatened violation of this Agreement in addition to any other remedies it may have.

      17. Breach of Agreement. Villeneuve agrees that, without limiting Instinet's remedies, should he commence, continue, join in, or in any other manner attempt to assert any claim released in connection herewith, or otherwise violate in a material fashion any of the terms of this Agreement, Instinet shall not be required to make any further payments to Villeneuve pursuant to this Agreement and that Instinet shall be entitled to recover all


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payments already made by it (including interest thereon), in addition to all damages, attorney's fees and costs, Instinet incurs in connection with the Villeneuve's proven breach of this Agreement. Villeneuve further agrees that Instinet shall be entitled to the repayments and recovery of damages described above without waiver of or prejudice to the release granted by him in connection with this Agreement, and that his proven violation or breach of any provision of this Agreement shall forever release and discharge Instinet from the performance of its obligations arising from the Agreement.

      18. Execution.

            a. Villeneuve acknowledges that he has been provided an opportunity of up to forty-five (45) days from his receipt of this document to review it. Upon execution, Villeneuve or his attorney must promptly send this document by overnight mail to the General Counsel at Instinet. A copy may be retained by Villeneuve.

            b. Following his signing of the Agreement, Villeneuve has the right to revoke the Agreement at any time within seven (7) calendar days of his signing it, not including the date of his signing (the "Revocation Period"). Notice of Revocation shall be given in writing and sent by overnight mail no later than the seventh day following the date Villeneuve signs this Agreement to General Counsel, Instinet Corporation, 3 Times Square, New York, NY 10036. If Villeneuve does not revoke the Agreement, this Agreement shall be deemed to be effective and to be enforceable as of the last date set forth opposite any signature hereto. If Villeneuve gives Notice of Revocation during the Revocation Period in the manner specified above, this Agreement shall become null and void and all rights and claims of the parties which would have existed, but for the execution of this Agreement shall be restored.

      19. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the law of the State of New York. An action for breach of


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this Agreement may be brought in any court of competent jurisdiction located in
New York.

      20. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the heirs, successors and assigns of the parties hereto.

      THE UNDERSIGNED, intending to be legally bound, have executed this Agreement on this 10th day of December, 2002.


ANDRE F.H. VILLENEUVE                      INSTINET GROUP INCORPORATED

/s/ Andre F.H. Villeneuve              By: /s/ Paul A. Merolla
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                                           Name: Paul A. Merolla
                                           Title: Executive Vice President,
                                                  General Counsel and Secretary

STATEMENT BY THE EMPLOYEE WHO IS SIGNING BELOW: INSTINET HAS ADVISED ME IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE. I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS RELEASE AND HAVE HAD SUFFICIENT TIME AND OPPORTUNITY TO CONSULT WITH MY PERSONAL TAX, FINANCIAL AND LEGAL ADVISORS PRIOR TO EXECUTING THIS DOCUMENT, AND I INTEND TO BE LEGALLY BOUND BY ITS TERMS. I UNDERSTAND THAT I MAY REVOKE THIS RELEASE WITHIN SEVEN (7) DAYS FOLLOWING MY SIGNING, AND THIS RELEASE WILL NOT BECOME ENFORCEABLE OR EFFECTIVE UNTIL THAT SEVEN (7) DAY PERIOD HAS EXPIRED.

                                                 ANDRE F.H. VILLENEUVE


                                         Signed: /s/ Andre F.H. Villeneuve
                                                 -----------------------------

THIS IS A RELEASE.  READ CAREFULLY BEFORE SIGNING.


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